                                          Exhibit 8


      Letterhead of Paul, Hastings, Janofsky & Walker LLP


                                 September 18, 1997




Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048

          Re:  Dean Witter Select Municipal Trust,
               Insured California Intermediate Term
               Portfolio Series 10




Gentlemen:

          Pursuant to your request, we have reviewed the opinion expressed by prior California counsel to you regarding certain California income and property tax matters with respect to Dean Witter Insured California Intermediate Term Portfolio Series 10 (the "Insured California Trust"). We are of the opinion that such opinion, a copy of which is set forth in the Prospectus comprising a part of Post-Effective Amendment No. 4 to the Form S-6 Registration Statement of the Insured California Trust (SEC File No. 33-49707), remains valid, that no change has occurred which would require a change to such opinion, and that you may rely on it in connection with the filing of such Post Effective Amendment.

          We consent to the use of our name under the caption
"California Tax Status" in such Prospectus and to the filing of this opinion as an exhibit to such Post Effective Amendment.

                    Very truly yours,



                    Paul, Hastings, Janofsky & Walker LLP
                    Paul, Hastings, Janofsky & Walker LLP

                                     Exhibit 23.1a.



          Letterhead of KENNY S&P EVALUATION SERVICES
              A division of J.J. Kenny Co., Inc.


                                             September 25, 1997


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048


          Re:  Dean Witter Select Municipal Trust,
               Post-Effective Amendment No. 4
               Insured California Intermediate Term
               Portfolio Series 10




Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-49707 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration
Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

          You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                   Sincerely,



                                   Frank A. Ciccotto
                                   Frank A. Ciccotto
                                   Vice President

                                                     Exhibit 23.1b.












                      CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report, dated September 8, 1997, accompanying the financial statements of the Dean Witter Select Municipal Trust Insured California Intermediate Term Portfolio Series 10 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.





DELOITTE & TOUCHE LLP




September 25, 1997
New York, New York

    Letterhead of Standard & Poor's
         A Division of The McGraw-Hill Companies, Inc.




                                             September 25, 1997


Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


          Re:  Dean Witter Select Municipal Trust,
               Insured California Intermediate Term
               Portfolio Series 10




Gentlemen:

          It is our understanding that you are filing with the Securities and Exchange Commission a Post-Effective Amendment to the captioned Trust, SEC file number 33-49707.

          Since the portfolio is composed solely of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities for so long as they remain outstanding and such policies have been issued by one or more insurance companies which have been assigned "AAA" claims paying ability ratings by Standard & Poor's, we reaffirm the assignment of a "AAA" rating to the units of the trust and a "AAA" rating to the securities contained in the trust.

          You have permission to use the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trust or the securities in the trust. Further, it should be understood that the rating on the units does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.

          This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

          Please be certain to send a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

          We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.


                                   Sincerely



                                   Sanford B. Bragg
                                   Sanford B. Bragg
                                   Managing Director